APPRAISAL OF
                   A TAX-EXEMPT LIMITED PARTNERSHIP INTEREST
                                      AND
                    A TAXABLE LIMITED PARTNERSHIP INTEREST
                                      IN
                      BALCOR EQUITY PENSION INVESTORS - I
                                  (BEPI - I)
                               SKOKIE, ILLINOIS
                             AS OF MARCH 31, 1996






















                             Valuation Counselors

May 8, 1996


Balcor Equity Partners - I
The Balcor Company
Bannockburn Lake Office Plaza
2355 Waukegan Road, Suite A200
Bannockburn, Illinois 60015

             Attn:  Mr. John K. Powell, Jr. - First Vice President

Gentlemen:

In accordance with your request, we are pleased to submit our opinion of the Value of a Tax-Exempt Limited Partnership Interest and a Taxable Limited Partnership Interest in:

                      Balcor Equity Pension Investors - I
                       (An Illinois Limited Partnership)

as of March 31, 1996.

The term "Value" is defined as follows:

     The amount, in dollars, which a Limited Partnership Interest in Balcor Equity Pension Investors - I is worth to an investor who owns the Interest with the intention of holding it to maturity, who fully understands the complexities of the investment, and has an interest in the potential interest income and capital appreciation of the Limited Partnership Interest. The valuation does not represent the amount that would be received by a holder of a Limited Partnership Interest should he/she decide to liquidate the Interest prior to the maturity of the Partnership. The value is subject to the terms and conditions set forth in this report.

The Partnership is forecasted to close at the end of the year 2004.

Based on our analyses and conclusions set forth in this report, the estimated Value of the Limited Partnership Interests in Balcor Equity Pension Investors - I, as of March 31, 1996, was in the rounded amount of:

                                                  Adjusted
                                                  Original
                                                  Capital
                                                  3/31/96

1.  Tax-Exempt Limited Partnership
     Interest                           $326.00    $464.01

2.  Taxable Limited Partnership
     Interest                           $170.00   $487.01

As of March 31, 1996, the Tax-Exempt Limited Partners have received $35.99 as a return of capital and the Taxable Limited Partners, $12.99.

For the quarter ended March 31, 1996, the value of a Tax-Exempt Limited Partnership Interest increased $4.00 based on an increase in cash and the value of a Taxable Limited Partnership Interest increased $1.00.

For the quarter ended December 31, 1995, the value of a Tax-Exempt Limited Partnership Interest increased $1.00 whereas a Taxable Limited Partnership Interest decreased $8.00. The disparity between the Tax-Exempt Limited Partnership Interest and Taxable Limited Partnership Interest is the result of the preferential allocation of the proceeds from the payoff of the Fairview III mortgage loan. There are no remaining mortgage loans in this Partnership.

For the quarter ended September 30, 1995, the value of a Tax-Exempt Limited Partnership Interest increased $4.00 and a Taxable Limited Partnership Interest $2.00.

For the quarter ended June 30, 1995, the value of a Tax-Exempt Limited Partnership Interest increased $5.00 and a Taxable Limited Partnership Interest increased $2.00.

For the quarter ended December 31, 1992, the value of a Tax-Exempt Limited Partnership Interest decreased $28.82, whereas the value of a Taxable Limited Partnership Interest decreased $54.88. The reduction in value mainly was the result of a reduction of $8,837,000 in the Real Estate Investments and more particularly, a major drop in the value of the GSB Building. The increased differential in value between the Tax-Exempt and Taxable Limited Partnership Interests was the result of a reallocation of excess proceeds to return capital to the Tax-Exempt Limited Partnership Interests prior to the Taxable Limited Partnership Interests.

The Hickory Creek Apartments mortgage loan was paid off in the amount of $12,565,810.50 on August 16, 1989, and the Fairview Plaza III Office Building mortgage loan was modified for the quarter ended June 30, 1989. Fairview subsequently was modified in the quarter ended March 31, 1992, which included a $2.4 million cash paydown and forgiveness of $3.75 million of the outstanding principal balance.

In June 1987, an additional $7,000,000 was lent on the Tyson's Corner Office Building bringing the total outstanding to $35,500,000. The overall rate on the mortgage loan was reduced to 12%, 10% cash and 2% accrued. This was a reduced yield from the previous loan and was the main cause of the valuation reduction for the quarter ended June 30, 1987. The value of the Tyson's Corner Office Building was reduced by $2.2 million to $40.0 million in the quarter ended December 31, 1989. On December 10, 1990, Balcor acquired title to the property and it is valued, as of March 31, 1996, at $25,845,724 based on its cash flow. Park Center Office Building is included at its cash flow value of $8,300,472.

The quarter ending June 30, 1987, valuation included adjustments of the cash flow for a vacancy problem at the Pacific Center Office Buildings located in Dallas, and the conversion of the Oxford Square Apartments loan and Park Center Office Building loan to equity ownerships through receiving deeds in lieu of foreclosure. In addition it included the results derived from the partial prepayment on April 1, 1987 of $13,775,000 of the Butterfield Centre Office Building mortgage loan, including a continuing interest in the loan of $1,225,000. On November 15, 1988 the balance of the Butterfield Centre Office Building mortgage loan was prepaid in the amount of $2,702,246, consisting of funds advanced of $1,225,000, accrued and unpaid interest of $877,246 and a prepayment premium of $600,000.

On December 22, 1995, the Partnership received $3,869,690 for payment in full of the Fairview III mortgage loan. There no longer are any mortgage loans in the Partnership.

In valuations of Balcor Equity Pension Investors - I prior to the quarter ending March 31, 1986, all components of income and expense which had tax consequences from an investment in the Partnership were adjusted for an estimated 40% tax rate. Commencing with the valuation, as of March 31, 1986, the revised valuation method included only the net tax benefit from the depreciation of the equity investments since this is a unique advantage of investing in real estate.

Because of the many potential permutations and combinations of tax benefits available and/or not available to the taxable investor under current tax legislation, any tax benefits have been excluded from the calculation of the value per interest. The Partnership will provide the tax benefit data to the taxable investor in order for the owner of the Partnership Interest to apply it to his or her individual tax situation.

A copy of this report is retained in our files, together with the information from which the report was compiled.

Respectfully submitted,

/s/Raymond Ghelardi                          /s/Clement H. Darby

Valuation Counselors Group, Inc.             Darby & Associates
Raymond Ghelardi                             Clement H. Darby
Managing Director                            President

REG/CHD/ded

cc:  Mr. David P. Bennett
     Ms. Mary J. Mojica
     Ms. Jayne Kosik
     Ms. Jane Cody

TABLE OF CONTENTS



Statement of Facts and Limiting Conditions

Introduction

Distributions to Limited Partners

Description of the Assets

Valuation of a Limited Partnership Interest

Discussion of Risk Rates

Valuation of the Equity Investments In Real Estate and Real Estate Owned Investments

Valuation of the Offering Expenses and Loan Fees

Conclusion of Value


Schedule

  A-1     Balance Sheet - March 31, 1996

  A-2     Statements of Income and Expenses for the quarters
            ended March 31, 1996 and 1995

  A-3     Statements of Cash Flows for the quarters ended
            March 31, 1996 and 1995

  B-1     Cash Flow From Operations

  B-2     Calculation of Excess Net Cash Proceeds and
            Excess Net Cash Receipts

  B-3     Discounted Cash Flow Analysis

   C      Valuation Summary

                  STATEMENT OF FACTS AND LIMITING CONDITIONS

Valuation Counselors Group, Inc./Darby & Associates Joint Venture strives to clearly and accurately disclose the assumptions and limiting conditions that directly affect an appraisal analysis, opinion or conclusion. In order to assist the reader in interpreting this report, such assumptions are set forth as follows:

Valuation Counselors Group, Inc./Darby & Associates Joint Venture reserves the right to make adjustments to the analysis, opinion and conclusions set forth in the report as deemed necessary by consideration of additional or more reliable data that subsequently may become available.

No opinion is rendered as to legal fee, property title or mortgage notes related to the appraised assets, which are assumed to be good and marketable.

It is assumed that no opinion is intended in matters that require legal, engineering or other professional advice which has been or will be obtained from professional sources; the valuation report will not be used for guidance in professional matters exclusive of the appraisal and valuation discipline.

Information furnished by others is presumed to be reliable, and where so specified in the report, has been verified; however, no responsibility, whether legal or otherwise, is assumed for its accuracy and cannot be guaranteed as being certain. All facts and data set forth in the report are true and accurate to the best of the Appraiser's knowledge and belief. No single item of information was completely relied upon to the exclusion of other information.

All financial data, operating histories, forecasts, allocations to Tax-Exempt and Taxable Limited Partnership Interests and other data relating to income and expenses attributed to the assets and the Partnerships have been provided by Management or its representatives and have been accepted without further verification except as specifically stated in the report.

It should be specifically noted that the valuation assumes the appraised assets will be competently managed and maintained by financially sound owners over the expected period of ownership except where noted, specifically in assets during the period of foreclosure where Balcor may not have control. This appraisal engagement does not entail an evaluation of management's effectiveness, nor are we responsible for future marketing efforts and other management or ownership actions upon which actual results will depend.

Neither the report nor any portions thereof, especially any conclusions as to value, the identity of the appraiser or Valuation Counselors Group, Inc./Darby & Associates Joint Venture shall be disseminated to the public through public relations media, news media, sales media, prospectus or any other public means of communications without the prior written consent and approval of Valuation Counselors Group, Inc./Darby & Associates Joint Venture. The date of the valuation to which the value estimate conclusion applies is set forth in the report.

The preponderance of working paper support for this valuation is maintained in the offices of management, Balcor Mortgage Advisors.

Neither the fees nor any of the terms and conditions of the appraisal assignments given to Valuation Counselors Group, Inc./Darby & Associates Joint Venture by Balcor Mortgage Advisors are contingent upon the values reported.

No independent investigation of the fair market value of the underlying real estate assets has been made by Valuation Counselors Group, Inc./Darby & Associates Joint Venture. We have reviewed the real estate appraisals for reasonableness, but have assumed the real estate appraisals obtained by Balcor Mortgage Advisors are independent and accurate. Valuation Counselors Group, Inc. assumes responsibility for real estate appraisals prepared by their own staff.

No independent investigation of the terms and conditions of the mortgage loans made by Balcor Equity Pension Investors - I has been made. We have relied on data furnished to us by Balcor Mortgage Advisors and the validity of the information was assumed to be correct.

In the event that this appraisal is used as basis to set a market price for a Limited Partnership Interest in Balcor Equity Pension Investors - I, no responsibility is assumed for the seller's inability to obtain a purchaser at the value reported herein.

The reader of this valuation report should be fully conversant with the terms and conditions of Balcor Equity Pension Investors - I Limited Partnership as set forth in the Prospectus, other related documents, and the prior appraisals of a Limited Partnership Interest in Balcor Equity Pension Investors - I.

We have discussed the current status and condition of the mortgage loans and real estate owned with the management of Balcor Mortgage Advisors and have accepted their comments as being factual.

                                 INTRODUCTION

The Partnership, Balcor Equity Pension Investors - I, was organized on July 7, 1983. The Partnership Agreement provides for Balcor Equity Partners - I to be the General Partner and for the admission of Limited Partners through the sale of Limited Partnership Interests at $500 per Interest. The Partnership commenced the offering of Limited Partnership Interests to the public on October 5, 1983; closing of its minimum offering was held on January 6, 1984, after certain minimum sales of Limited Partnership Interests had been achieved, as provided for in the Partnership Agreement. Prior to October 5, 1983, the Partnership was in a pre-operating status. The Partnership issued 359,229 Limited Partnership Interests on or prior to February 24, 1984, the termination date of the offering. The total number of units sold was segregated into 312,384 tax-exempt units and 46,845 taxable units.

The Partnership serves as an investment vehicle for qualified profit sharing, pension and other retirement trusts; bank commingled trust funds for such trusts; HR-10 (Keogh) Plans and Individual Retirement Accounts (IRA); government pension and retirement trusts; other entities intended to be exempt from Federal income taxation such as certain religious, charitable, scientific, literary and educational corporations, funds and foundations; and also individuals and entities not exempt from Federal income tax.

The Partnership's operations consisted of (1) investing in commercial and residential real properties which the Partnership will acquire with no permanent mortgage indebtedness and (2) placing equity participating first mortgages on income-producing real property.

The Partnership Agreement provides that the General Partner, or affiliates, will receive selling commissions on the sale of Limited Partnership Interests; real estate acquisition fees, usually paid by the sellers when the Partnership acquires real properties; and loan application, commitment and brokerage fees paid by borrowers and prospective borrowers when the Partnership funds first mortgage loans or issues commitments to fund loans, subject to certain limitations as set forth in the Partnership Agreement.

The Partnership Agreement also provides that an affiliate of the General Partner will service the mortgage loans made by the Partnership and will receive a mortgage servicing fee at an annual rate equal to 1/4 of 1% of the amounts advanced by the Partnership and outstanding from time to time; also, an affiliate of the General Partner will perform property management services and earn property management fees on properties acquired by the Partnership at rates and on terms no less favorable to the Partnership than those customary for similar property management and leasing services in the relevant geographical area of the property managed, subject to certain limitations.

"Operating Income" of the Partnership will be allocated 10% to the General Partner and 90% to the Limited Partners, however, certain components are specially allocated as described in the Partnership Agreement. "Operating losses": and other certain components will be allocated 1% to the General Partner and 99% to the Limited Partners pursuant to terms set forth in the Partnership Agreement. "Net Cash Receipts" available for distribution will be distributed as follows: 90% to all Limited Partners, 7 1/2% to the General Partner as its distributive share from Partnership operations. An additional 2 1/2% of such "Net Cash Receipts" will be paid to the General Partner for allocation to the Repurchase Fund which may be utilized to repurchase Interests from Limited Partners pursuant to terms set forth in the Partnership Agreement. Amounts allocated to the Repurchase Fund will be returned to the Partnership at liquidation if necessary to permit payment to the Limited Partners of their "Original Capital" and their "Liquidation Preference"; thereafter, the remaining "Net Cash Proceeds" will be distributed 90% to the Limited Partners and 10% to the General Partner. This is described in more detail on the following page.

It was intended that the proceeds of the offering available for investment would be invested approximately one-half in real properties with no permanent mortgage indebtedness and one-half in equity participating first mortgage loans. The actual mix of investments between real properties and mortgage loans will be determined by the General Partner and will depend upon financial and real estate market conditions.

Originally, the Partnership expected to sell or otherwise dispose of its real property investments between the fifth and tenth years after acquisition and expected to sell or obtain repayment of its mortgage loans between the twelfth and fifteenth years after such loans are made. Since the time the original real estate investments and mortgage loans were made at the inception of the Partnership, material adverse changes occurred in the real estate market. This resulted in a number of mortgage loans going in to default and eventually becoming Real Estate Owned. As a result of the payoff of the Fairview III mortgage loan on December 22, 1995, the Partnership now has only Real Estate Owned and original Investments in Real Estate. The management of the Partnership has determined that it may be in the best interests of the Limited Partners to retain title to a substantial portion of the real estate for approximately ten years from December 31, 1992. As of March 31, 1996, the forecasted closing of the Partnership is the year 2004.

                       DISTRIBUTIONS TO LIMITED PARTNERS

Net Cash Receipts available for distribution commenced distribution to Limited Partners on a quarterly basis commencing in the third full calendar quarter after the termination of the offering. 90% of all Net Cash Receipts available for distribution are distributed to Limited Partners. In order to equalize the benefits to the Limited Partners, such Net Cash Receipts are allocated among the Limited Partners so that on a pro rata basis an Interest originally purchased by a Tax exempt Limited Partner receives 133% of Net Cash Receipts that are distributed with respect to an Interest originally purchased by a Taxable Limited Partner. 7 1/2% of such Net Cash Receipts are paid to the General Partner as its distributive share from Partnership operations, and an additional 2 1/2% of such Net cash Receipts are paid to the General Partner for allocation to the Repurchase Fund. Amounts allocated to the Repurchase Fund are commingled with other assets of the General Partner and may be utilized to repurchase Interests from Limited Partners. Amounts allocated to the Repurchase Fund will be returned to the Partnership at the liquidation of the Partnership if necessary to permit payment to the Limited Partners of their Original Capital plus any deficiency in their Liquidation Preference.

In general, the Partnership had expected to sell its real properties between the fifth and tenth years after acquisition and expects to sell or obtain repayment of its mortgage loans between the twelfth and fifteenth years after such loans are made. For reasons previously explained, these time horizons have been extended beyond the Year 2000. Net Cash Proceeds which are available for distribution will be distributed only to holders of Interests until such time as holders of Interests have received a return of their Original Capital and their Liquidation Preference. 90% of the remaining Net Cash Proceeds available for distribution will be distributed to holders of Interests. The General Partner will receive 10% of such remaining Net Cash Proceeds. Prior to the liquidation of the Partnership, to the extent necessary to permit the Partnership to pay to the Limited Partners any deficiency in the return of their Original Capital and their Preferential Cumulative Distribution on Adjusted Original Capital in the following amount: 16% per annum for Interests purchased by Tax-exempt Limited Partners prior to January 1, 1984; 14% per annum for Interests purchased by Tax-exempt Limited Partners on or after January 1, 1984; 12% per annum for Interests purchased by Taxable Limited Partners prior to January 1, 1984; and 10% per annum for Interests purchased by Taxable Limited Partners on or after January 1, 1984; the General Partner shall return to the Partnership all or a portion of its 10% share of such Net Cash Proceeds. For purposes of determining distributable Net Cash Proceeds, an amount equal to the Adjusted Mortgage Investment for each year shall be deemed an amount available for distribution and shall also be deemed the initial amount distributed for such year. For purposes of determining the amount of Preferential Cumulative Distribution to which the holder of a particular Interest is entitled, the purchase date shall be the date the investor's funds are received by the General Partner, notwithstanding the fact that such funds are initially deposited in escrow accounts. Any amounts of Preferential Cumulative Distribution that are distributed to early investors in excess of amounts distributed to later investors will come from the General Partner's distributive share and not from funds otherwise distributable to Limited Partners. In the event distributed Net Cash Receipts and Net Cash Proceeds available for distribution exceed 10% per annum on Adjusted Original Capital but are not sufficient to compensate all investors as described above, then additional Net Cash Proceeds shall be distributed from the General Partner's 10% share equally to all Limited Partners who are entitled to more than 10% per annum until they shall have received Preferential Cumulative Distribution in the amount of 12% per annum on their Adjusted Original Capital. Any additional Net Cash Proceeds available for distribution shall be distributed equally to all Limited Partners who are entitled to more than 12% per annum, and so on, until all of the Net Cash Proceeds available for distribution shall have been distributed.

Cash available for distribution will be determined by the General Partner after it creates any reserves or makes expenditures reasonably necessary or appropriate for the operation of the Partnership.

There is no assurance that the Partnership will generate Net Cash Receipts or Net Cash Proceeds, or that, if generated, they will be available for distribution or be sufficient to provide the full amount of the Preferential Cumulative Distribution.

All Partnership distributions are made quarterly to those recognized as the holders of Interests as of the last day of each fiscal quarter. Distributions are expected to commence the third full calendar quarter after termination of the offering.

Payments were made to Limited Partners during the period of the public offering of Interests.

As set forth in the Partnership Agreement, the Partnership was obligated to pay to the purchasers of Interests an amount equivalent to interest at an initial rate of 8% per annum on the total purchase price of an Interest. The amounts so payable under this provision ceased to accumulate on February 24, 1984, the termination date of the offering. Payments made to the Limited Partners during the offering period totaled $1,712,417.

                   Distributions to the Limited Partnership

        Tax-Exempt Interest          Taxable Interest
Effective     Amount                       Amount
Date       Per Interest   Annual Rate  Per Interest Annual Rate

9/30/84        $8.31         6.65%         $6.25      5.00%
12/31/84        9.98         7.98%          7.50      6.00%
3/31/85        10.64         8.51%          8.00      6.40%
6/30/85        10.64         8.51%          8.00      6.40%

        Tax-Exempt Interest          Taxable Interest
Effective     Amount                       Amount
Date       Per Interest   Annual Rate  Per Interest Annual Rate

9/30/85       $10.64         8.51%         $8.00      6.40%
12/31/85       10.64         8.51%          8.00      6.40%
3/31/86        10.64         8.51%          8.00      6.40%
6/30/86        10.64         8.51%          8.00      6.40%
9/30/86        10.64         8.51%          8.00      6.40%
12/31/86       10.64         8.51%          8.00      6.40%
3/31/87        10.64         8.51%          8.00      6.40%
6/30/87         8.54         6.83%          6.42      5.14%
  7/87          1.44         -              1.08      -
                       (Return of Capital)
9/30/87         7.56         6.07%          5.69      4.56%
 10/87          0.42         -              0.31      -
                       (Return of Capital)
12/31/87        4.99         4.01           3.75      3.01%
3/31/88         4.99         4.01%          3.75      3.01%
6/30/88         6.31         5.07%          4.75      3.81%
9/30/88         6.31         5.07%          4.75      3.81%
12/31/88        7.32         5.88%          5.50      4.41%
               11.13                       11.13      -
                       (Return of Capital)
3/31/89         7.32         6.01%          5.50      4.51%
6/30/89         7.32         6.01%          5.50      4.51%
9/30/89         6.65         5.46%          5.00      4.10%
12/31/89        6.65         5.46%          5.00      4.10%
3/31/90         5.99         4.92%          4.50      3.69%
6/30/90         5.99         4.92%          4.50      3.69%
9/30/90         5.99         4.92%          4.50      3.69%
 10/90         23.00         -              0.47      -
                       (Return of Capital)
12/31/90        5.99         5.16%          4.50      3.70%
3/31/91         5.32         4.59%          4.00      3.29%
6/30/91         5.32         4.59%          4.00      3.29%
9/30/91         5.32         4.59%          4.00      3.29%
12/31/91        5.32         4.59%          4.00      3.29%
3/31/92         4.32         3.72%          3.25      2.67%
6/30/92         4.32         3.72%          3.25      2.67%
9/30/92         4.32         3.72%          3.25      2.67%
12/31/92        4.32         3.72%          3.25      2.67%
3/31/93         3.33         2.87%          2.50      2.05%

        Tax-Exempt Interest          Taxable Interest
Effective     Amount                       Amount
Date       Per Interest   Annual Rate  Per Interest Annual Rate

6/30/93        $3.33         2.87%         $2.50      2.05%
9/30/93         3.33         2.87%          2.50      2.05%
12/31/93        3.33         2.87%          2.50      2.05%
3/31/94         3.33         2.87%          2.50      2.05%
6/30/94         3.33         2.87%          2.50      2.05%
9/30/94         3.33         2.87%          2.50      2.05%
12/31/94        3.33         2.87%          2.50      2.05%
3/31/95         3.33         2.87%          2.50      2.05%
6/30/95         2.33         2.01%          1.75      1.44%
9/30/95         2.33         2.01%          1.75      1.44%
12/31/95        2.33         2.01%          1.75      1.44%
3/31/96         2.33         2.01%          1.75      1.44%

                           DESCRIPTION OF THE ASSETS

Equity Investments in Real Estate

1.   Oxford Hills Apartments, St. Louis County, Missouri

     On June 19, 1984, the Partnership acquired the 480 unit Oxford Hills Apartment complex located in St. Louis County, Missouri. The purchase price of the property was $19,407,934, including $1,924,463 for the land. The Partnership paid $19,380,177 (including closing costs of $17,242) to the seller at closing. Its value based on March 1993 cash flow projections is $21,079,701. As of March 31, 1996, the occupancy rate was 92%.

2.   GSB Office Building, Bala Cynwyd, Pennsylvania

     On July 19, 1984, the Partnership acquired all of the Partnership interests in the limited partnership which owns the twelve-story GSB Office Building located in Bala Cynwyd, Pennsylvania. The carrying cost of the property was $22,712,057, including $1,420,694 for the land. The Partnership paid $21,512,869 (including closing cost of $16,914) to the seller at closing. The building lost Comcast as a major tenant in the quarter ended June 30, 1989, however, subsequently there was significant progress in releasing the space. In 1992, the building's major tenant, Germantown Savings Bank, renewed its lease on a long-term basis, but subject to substantial capital improvements. Because of the increased capital costs and restatement of the operating costs, there was a substantial reduction in value as of December 31, 1992. In the latter part of 1994 Germantown Savings Bank was acquired by CoreStates. It is probable that a significant amount of space will be vacated on or before the expiration of the lease. Its value based on March 1993 cash flow projections is $23,237,574. As of March 31, 1996, the occupancy rate was 94%.

3.   Pacific Center Office Buildings, Dallas, Texas

     On November 29, 1984, the Partnership acquired a 77.09% joint venture interest in Phase I and Phase II of Pacific Center Office Buildings. The project consists of two nine-story office buildings located on North Dallas Parkway, 12 miles north of Dallas central business district and 15 miles east of the Dallas/Fort Worth Regional Airport. The purchase price of the joint venture interest in the property was $28,936,415, with an allocation of $3,904,424 to the land and $330,385 to personal property. Balcor Equity Pension Investors - II is the joint venture partner. Its value based on March 1993 cash flow projections is $7,672,810. As of March 31, 1996, the occupancy rate was 95%.

                         Real Estate Owned Investments

1.   Park Center Office Building, Maitland, Florida

     On August 1, 1984, the Partnership funded an equity participating $11,000,000 first mortgage loan on Park Center Office Building, a 109,815 square foot office building on a 6.5 acre site in Maitland, Florida (Orlando). The facility is a four-story steel and reflective glass structure with an atrium and parking for 440 cars. On December 30, 1986, the Partnership accepted a deed in lieu of foreclosure and took title to the property. The property was appraised at $8 million as of December 31, 1990. It is valued on the basis of March 1993 cash flow projections at $8,300,472 as of March 31, 1996. As of March 31, 1996, the occupancy rate was 98%.

2.   Oxford Square Apartments, (Casselberry), Orlando, FL

     On August 26, 1986, the Partnership funded a $12,000,000 equity and revenue participating mortgage on Oxford Square Apartments, a 283 unit garden apartment complex consisting of 15 two story buildings, located on a 22 acre site in Casselberry, Florida. On December 30, 1986, the Partnership accepted a deed in lieu of foreclosure and took title. The property was appraised at $10.5 million as of July 29, 1991. It is valued on the basis of its projected 1996 cash flow at $11,055,159 as of March 31, 1996. As of March 31, 1996, the occupancy rate was 99%.

3.   8280 Greensboro Drive, Tyson's Corner, VA

     On October 7, 1985, the Partnership funded $27,000,000 of an equity and revenue participating $28,500,000 first mortgage on Tyson's Corner Office Building, a 197,439 square foot nine story office structure located on
     5.71 acres of land in an established sub-market of Washington, D.C. The property includes a three story enclosed parking garage.

     On February 25, 1986, the Partnership funded an additional $1,000,000 on the mortgage loan.

     On January 23, 1987, the Partnership funded an additional $500,000 on the loan secured by the Tyson's Corner Office Building. On June 30, 1987, the mortgage loan was increased $7,000,000 to $35,500,000 and certain terms and conditions of the mortgage loan were changed which resulted in a lower return to the Partnership.

     As a result of the borrower's failure to make certain payments, as required by the terms of the loan, in November 1990, the Partnership initiated non-judicial foreclosure proceedings. Subsequently, on December 10, 1990, the Partnership acquired the property at a foreclosure sale. As of July 23, 1991, the property was appraised at $30.0 million. It is valued on the basis of March 1993 cash flow projections at $25,845,724 as of March 31, 1996. As of March 31, 1996, the occupancy rate was 96%.

                        Investments in Loan Receivables

1.   Butterfield Centre Office Building, Lombard, Illinois - (Paid Off)

     On November 13, 1984, the Partnership funded an equity participating $15,000,000 first mortgage loan on Butterfield Centre Office Building, a 145,961 square foot office building on an 8 acre site in Lombard, Illinois, 22 miles west of downtown Chicago. The property consist of a four-story office building with parking for 590 cars. On April 1, 1987, a partial prepayment of $13,775,000 was made and the remaining $1,225,000 was converted to a second mortgage due April 1, 1992. It bore interest of 11% for 3 years and 13% for 2 years. Participations equal to 50% of property cash flow as well as 50% of property appreciation in excess of $16 million were to be paid. In addition $875,000 representing accrued interest due through April 1, 1987 on the original note was due April 1992. A payoff letter had been issued for $2,700,000 and the loan was paid off on November 16, 1988. This included a cash paydown as well as a writedown.

2.   Fairview Plaza III Office Building, Charlotte, North Carolina - (Paid
Off)

     On May 14, 1985, the Partnership funded an equity and revenue participating $10,000,000 first mortgage loan on Fairview Plaza III Office Building, a 117,441 square foot eight story office building on a 2 acre site in Charlotte, North Carolina. Adjacent to the subject building are two office buildings and one bank building totaling 155,000 square feet. A one million square foot regional shopping mall is located one block from the property. The mortgage loan was modified in the quarter ended June 30, 1989. As of September 30, 1990, the value of the loan was reduced to the amount of the funds advanced and on March 31, 1991, the value was reduced to $5.5 million vs. funds advanced of $10.0 million. Discussions were underway to restructure the Fairview Plaza I & II mortgage loan in conjunction with the Fairview Plaza III mortgage loan. As a result, the loan was modified in March 1992, which included a paydown of $2.4 million and forgiveness of an additional $3.75 million of the outstanding principal balance. On December 22, 1995, the Partnership received $3,869,690 for payment in full.

3.   Hickory Creek Apartments, Henrico County, VA - (Paid Off)

     On December 5, 1985, the Partnership funded an equity and revenue participating $11,050,000 first mortgage on a 294 unit apartment project on a 20.2 acre site in Richmond, VA. The project consists of 19 two and three story buildings with brick and wood exteriors, with parking available for 448 cars. The loan was paid off on August 16, 1989 in the amount of $12,565,810.50.

                  VALUATION OF A LIMITED PARTNERSHIP INTEREST

Valuation Counselors Group, Inc./Darby & Associates Joint Venture has been retained by Balcor Equity Partners - I to estimate the Value of a Limited Partnership Interest in Balcor Equity Pension Investors - I on a quarterly basis.

The methodology used in estimating the Value of a Limited Partnership Interest in Balcor Equity Pension Investors - I is based upon substituting the estimated
(1) present value of the Equity Cash Flows and Return of Capital in place of the Investments in Real Estate and Real Estate Owned, (2) appraised value of certain Real Estate Owned assets acquired in foreclosure and scheduled for disposition in the near-term (if applicable to this Partnership), and (3) the present value of the Debt Cash Flows in place of Investment in Loan Receivable, First Mortgage as shown on March 31, 1996 Balance Sheet of Balcor Equity Pension Investors - I (Schedule A-1) (if applicable to this Partnership). As of December 31, 1995, there are no longer any loans in this fund. In addition, the unamortized portions of the Offering Expenses and Loan Fees as well as the present value of the Repurchase Fund are added to the Assets on the same Balance Sheet. The amortization is calculated by reducing the total Offering Expenses, as set forth in the financial statements, on a straight line basis, quarterly, to the expiration date of the loan portfolio. For financial reporting purposes, Balcor Equity Partners - I initially deducted the total Offering Expenses from the proceeds of the Limited Partnership Interest. Current Assets and Current Liabilities remained as stated and subsequently are called "Net Current Assets."

Cash, the present value of the Equity Cash Flows, Return of Capital and Repurchase Fund, appraised Real Estate Owned (where applicable) and the present value of the Debt Cash Flows (if any) were segregated into the interests of the Tax-exempt Limited Partnership Interests, Taxable Limited Partnership Interests and General Partner Interest Shares in accordance with the terms of the Limited Partnership Agreement and the proportionate share of the Partnership Interests. As of December 31, 1992, the holding period for the Investments in Real Estate and Real Estate Owned not scheduled for near-term sale were extended, on the average, to ten years for the purpose of attempting to realize a greater return to the Limited Partners. In addition the cash flows were refined in order to calculate excess cash proceeds and excess net cash receipts since certain of those proceeds are applied to assets where the acquisition costs have not been achieved.

Historically, the valuation process has allocated certain proceeds to the Tax-Exempt and Taxable Limited Partnership Interests on the basis of certain procedures set forth in the Partnership Agreement. Based on additional formulae in the Partnership Agreement, as the Fund has "matured" it has become necessary to reallocate certain proceeds between the Tax-Exempt and Taxable Limited Partnership Interests so that the Tax-Exempt Limited Partnership Interests will be made whole prior to returning capital to the Taxable Limited Partnership Interest.

With the extension of the holding period and redefining the Real Estate Owned, the Repurchase Fund has become material and is included separately as an Asset. For Balcor Equity Pension Investors - I, the General Partner has assigned the total value of the Repurchase Fund to the Taxable Limited Partnership Interest to partially compensate for the priority allocation of the proceeds from sale of assets and repayment of loans to the Tax-Exempt Limited Partnership Interest.

                           DISCUSSION OF RISK RATES

The discount rate applied to the cash flow mathematically expresses risk. Risk represents the uncertainty related to achievement of the prospective cash flows. The primary components of risk exposure in fixed income securities are interest rate risk, inflation risk, market risk, liquidity risk and risk of default. As previously discussed, the valuation of the assets in question have been predicated upon the present valuing of the components of the loan portfolio. Therefore, determination of an appropriate risk rate is essential in the valuation of the net investment in loans receivable.

Financial theory dictates the necessity of incremental return resulting from incremental risk. Accordingly, the typical risk/return tradeoff indicates that investors should demand greater rates of return as the perceived riskiness of the asset or security increases. In examining an investment situation, a hypothetical investor would weigh the perceived level of risk against the return expected from the subject investment. In determining the required rate of return or discount rate on a particular asset or investment, the hypothetical investor would also consider returns available from alternative investment opportunities such as government securities, corporate bonds, mortgages, real estate and common stock, if applicable.

The subject assets consist of a self-liquidating real estate investment fund with investments in both real estate loans with varying maturities and real estate assets. Accordingly, in determining an appropriate risk rate associated with the subject assets, we have considered alternative and comparable rates of return in the lending and real estate marketplace as indicated by such sources as the Wall Street Journal, Real Estate Research Corporation Real Estate Report, Investment Dealers Digest, Corporate Financing Week, American Council of Life Insurance Investment Bulletin and the National Association of Real Estate Investment Trusts.

The following table presents yield rates associated with various types of government and corporate securities as indicated by the March 29,1996 and January 3, 1996 Wall Street Journals.

              Yield Rates as Indicated by the Wall Street Journal

Security                      First Quarter 1996  Fourth Quarter 1995

Three Month U.S. Treasury Bills 4.99%                   5.04%
Six Month U.S. Treasury Bills   4.97%                   5.03%
Prime Rate                      8.25%                   8.50%
Ten Year U.S. Treasury Bonds    6.60%                   5.64%
Twenty Year U.S. Treasury Bonds 6.90%                   6.02%

Corporate Bonds

  Aaa, Aa                       6.72% to 7.60%          6.02% to 6.96%
  A, Baa                        6.95% to 7.91%          6.23% to 7.31%
  Ba, C                         9.8%                    9.7%

Collateralized Mortgage
  Obligations

  10 Year                       7.90%                   6.94%
  20 year                       8.05%                   7.17%

Additionally, information from Moody's Corporate Bond Survey and the Investment Dealer's Digest indicates the corporate original issue Real Estate Mortgage Investment Conduit (REMIC) yields from 1988 to 1995 ranged from 7% to 11.3% for obligations with terms in excess of ten years. A yield difference of one to three points was exhibited within multiple class REMIC issues where accrued interest payments did not commence on the (higher yielding) security until senior class notes were paid in full. A short term issuance collateralized by elderly living properties exhibited a four point yield differential between classes.

According to information from the Mortgage-Based Securities Letter, REMIC issuances in 1994 have decreased substantially from the levels exhibited during 1992 and 1993. Reportedly, many REMIC underwriters and investors incurred losses due to price corrections in the derivative mortgage securities market. The price decline was believed to be attributable to several factors including rising interest rates, increased volatility, average-life extension and lack of liquidity. According to the Wall Street Journal, new issues of mortgage-backed securities were down 57% in 1994 as compared to the prior year.

In addition to the previously noted yields on various market securities, we have also considered mortgage rates associated with various types of commercial real estate properties. This data is relevant in that it provides an indication of rates of return associated with similar types of investments. These statistics have been extracted from the December 29, 1995 and October 1, 1995 editions of the Investment Bulletin published by the American Council of Life Insurance, is as follows:

                                   Averages

                           Contract Interest
                                  Rate
Type of Loan
  Property Type          Third Quarter  Second Quarter
                             1995           1995

FIXED RATE-FIXED TERM          7.83%          8.23%
  Apartment                    7.64%          8.13%
  Office Building              7.98%          8.23%
  Retail                       7.79%          8.17%
  Industrial                   7.84%          8.21%
  Other Commercial             7.73%          8.47%


                               Yield With
                                  Fees

Type of Loan
  Property Type          Third Quarter  Second Quarter
                              1995           1995

FIXED RATE-FIXED TERM          7.85%          8.24%
  Apartment                    7.67%          8.15%
  Office Building              8.00%          8.24%
  Retail                       7.81%          8.18%
  Industrial                   7.85%          8.22%
  Other Commercial             7.74%          8.51%

                               Maturity
                             (Years/Months)

Type of Loan
  Property Type          Third Quarter  Second Quarter
                              1995           1995

FIXED RATE-FIXED TERM      11/06          11/02
  Apartment                10/11          10/09
  Office Building           10/0          09/07
  Retail                   13/05          13/06
  Industrial               10/08          10/00
  Other Commercial         11/04          12/02


Additionally, we have considered expected capitalization rates and internal rates of return extracted from "Korpacz Real Estate Investor Surveys, First Quarter 1996". For comparative purposes, we have also presented similar data extracted from "Korpacz Real Estate Investor Surveys, Fourth Quarter 1995".

                National Market Indicators: First Quarter 1996

                           Retail                   Office
                           (National Regional       (Central Business
                           Malls)                   District)

                           Range          Average   Range           Average

Free and Clear Equity IRR  10.00%-14.00%  11.50%    10.00%-15.00%   12.10%
Free and Clear Equity Cap
Rate                       6.25%-11.00%   8.11%     8.00%-12.50%    9.58%
Terminal Cap Rate          7.00%-11.00%   8.56%     8.25%-12.00%    9.62%



                           Office                   National
                           (National Suburban)      Industrial

                           Range          Average   Range           Average

Free and Clear Equity IRR  10.00%-14.00%  11.90%    9.00%-14.00%    11.27%
Free and Clear Equity Cap
Rate                       8.00%-11.00%   9.47%     7.25%-13.00%    9.29%
Terminal Cap Rate          8.50%-12.00%   9.68%     8.00%-11.00%    9.51%


                           National
                           Apartment

                           Range          Average

Free and Clear Equity IRR  10.50%-13.00%  11.38%
Free and Clear Equity Cap
Rate                       7.50%-10.50%   8.97%
Terminal Cap Rate          8.00%-11.00%   9.29%

               National Market Indicators:  Fourth Quarter 1995

                           Retail                   Office
                           (National Regional       (Central Business
                           Malls)                    District)

                           Range          Average   Range           Average

Free and Clear Equity IRR  10.00%-14.00%  11.55%    10.00%-15.00%   12.15%
Free and Clear Equity Cap
Rate                       6.25%-11.00%   7.86%     7.50%-12.50%    9.52%
Terminal Cap Rate          7.00%-11.00%   8.45%     8.25%-12.00%    9.63%



                           Office                   National
                           (National Suburban)      Industrial

                           Range          Average   Range           Average

Free and Clear Equity IRR  10.00%-15.00%  12.04%    9.00%-14.00%    11.31%
Free and Clear Equity Cap
Rate                       8.00%-11.50%   9.57%     7.25%-13.00%    9.36%
Terminal Cap Rate          8.50%-12.00%   9.75%     8.00%-11.00%    9.58%


                           National
                           Apartment

                           Range          Average

Free and Clear Equity IRR  10.00%-13.00%  11.50%
Free and Clear Equity Cap
Rate                       7.50%-10.50%   8.99%
Terminal Cap Rate          8.00%-11.00%   9.31%

Our discount rates have been selected based upon the returns exhibited on alternative securities and real estate properties as previously presented, in conjunction with the attributes of the subject assets.


                        Risk Measurement in Real Estate

As previously discussed, the primary components of risk exposure for fixed income securities include interest rate risk, inflation risk, market risk, liquidity risk and default risk. For real estate, these risks are similar and can be segmented into two categories. The first is systematic risk which includes all risks external to the property. The remaining risks can be categorized as nonsystematic risk and includes all risks directly related to the property. Generally, systematic risk affects the overall market as a whole and is often referred to as market risk. However, nonsystematic risk is generally more attributable to the property specifics. Nonsystematic risk can be further broken down into risk relative to the immediate neighborhood or local market with the residual risks being unique to the property.

When viewing an investment in a single property, the systematic overall market risk, the nonsystematic local market risk and the nonsystematic unique property risks must be weighed in the derivation of an appropriate risk rate (discount rate) to be applied to anticipated cash flows. The overall market risks would include such factors which effect the market as a whole. Among these factors would be the level of interest rates, the economic condition of the nation, federal tax incentives related to real estate and the expected inflation rate. Each of these factors can have a direct effect on real estate throughout the nation.

Nonsystematic local market risks are those that effect a regional area or neighborhood and are not part of the overall market risk. There are many types of possible local market risks. Some examples of local market risk include fluctuations in the local economy, changes in transportation systems, local crime rates and overbuilding. These local market risks may be severe enough to override the effects of the overall market risk.

Property unique risks are those which effect the subject property in a manner more specific than the local market risks. Many of the property unique risks are similar to the local market risks but are more significant for the subject property. Some examples of property specific risks would include dependence on single industries or tenants, crime frequency on the property, changes in immediate traffic patterns, changes in adjacent zoning or adjacent property conditions and unanticipated capital improvement requirements. These property specific risks may have a material impact on the property but may not be reflected in the local market risks.

Investments in individual property would reflect three groups of risks including the systematic overall market risks, the nonsystematic local market risks and the nonsystematic property unique risks. However, modern portfolio theory recognizes that through investment diversification, the nonsystematic risks associated with the local market and the unique attributes of the property can be reduced. Furthermore, with sufficient diversification, a portfolio can virtually eliminate nonsystematic risk.

The benefits of portfolio diversification are reflected in the improvement of the portfolio's return-risk ratio. The return-risk ratio measures the return of the investment relative to the volatility of the return. Generally, the volatility of return is measured by the standard deviation of the return over a period of time. Therefore, the return-risk ratio is simply the return of the investment divided by the standard deviation of the return.

As an example of the application of this ratio, assume that portfolio A invests in only one type of property in one local market and experiences an average annual return of 13% over fifteen years with a standard deviation of return of 17%. The return-risk ratio is computed to be 0.76 (13% divided by 17%). Portfolio A's risk-return ratio can then be compared to the ratio of other portfolios to evaluate the level of return relative to the risk taken.

To illustrate, assume portfolio B invests in a wide variety of property types in a numerous geographical regions and only generated an annual return of 12% over fifteen years. However, the standard deviation of return was only 13%.
The return-risk ratio is computed to be 0.86 (12% divided by 13%). Even though portfolio A's return exceeded portfolio B's return, the superior return was not enough to offset the increase in risk. Therefore, an investor would likely prefer an investment in Portfolio B.

It should be noted, however, that with the reduction in the volatility of returns, modern portfolio theory also recognizes that there is a reduction in the level of potential return. This is because that volatility generally provides the opportunity for added returns. This is the basis for the axiom that greater risk equals greater reward. However, an investor generally requires that the increase in risk is offset by an increase in potential return. Conversely, if an investor is looking for a lower risk, the investor would expect lower returns.

In the instant case, the discount rates selected for the appraisal of individual properties which are expected to be sold in the near future reflect all the systematic and nonsystematic risks associated with each individual property. The discount rates are derived considering overall market factors, local market factors and property unique factors. However, for those properties which are valued as real estate investments on the basis of their cash flows, the discount rate applied reflects the benefits of reduced nonsystematic risks through portfolio diversification. These benefits include the offsetting of local market risks and property unique risks of each property with the local market risks and property unique risks of the other properties in the portfolio. As a result, the volatility of returns for each property is offset by the volatility of returns of the other properties in the portfolio. The discount rates applied to the latter category of properties are derived from market data on portfolio returns, which reflect the dichotomies described above.

                                 SCHEDULE A-1

                      BALCOR EQUITY PENSION INVESTORS - I
                       (AN ILLINOIS LIMITED PARTNERSHIP)
                                 BALANCE SHEET
                                MARCH 31, 1996
                                   (AUDITED)
                                    Assets
  Current Assets
     Cash and cash equivalents                    $12,462,621
     Accounts and Accrued Interest Receivable         283,784
     Prepaid Expenses                                 131,025
                                                  -----------
     Total Current Assets                         $12,877,430
                                                  ===========
  Deferred Expenses, Net of accumulated
    amortization                                      419,512
  Investments
     Investment in Loans Receivable,
       first mortgages                                      0
                                                  -----------
     Investment in Real Estate, at Cost:
       Land                                        10,753,713
     Buildings and Improvements                    94,459,569
                                                  -----------
                                                  105,213,282
       Less accumulated depreciation               42,069,419
                                                  -----------
         Total Investment Properties, Net
           of Accumulated Depreciation             63,143,863
                                                  -----------
     Total Assets                                 $76,440,805
                                                  ===========

  Liabilities and Partners' Capital
     Escrow Liabilities                           $         0
     Accrued liabilities, principally
       real estate taxes                              229,805
     Accounts Payable                                 241,750
     Due to Affiliates                                 43,432
     Security Deposits                                485,463
                                                  -----------
     Total Liabilities                             $1,000,450
     Affiliate's Minority Interest
       Participation in joint venture               1,414,978
     Partners' Capital (Limited Partnership
       Interests Issued and Outstanding: 359,229)  74,025,377
                                                  -----------
     Total Liabilities and Partners' Capital      $76,440,805
                                                  ===========

                                 SCHEDULE A-2

                       BALCOR EQUITY PENSION INVESTORS-I
                       (AN ILLINOIS LIMITED PARTNERSHIP)

                       STATEMENTS OF INCOME AND EXPENSES
                for the quarters ended March 31, 1996 and 1995
                                  (UNAUDITED)

                                                1996             1995
                                           --------------   --------------
Income:
  Rental and service                       $   4,104,082    $   4,037,439
  Interest on short-term investments             158,684          112,072
  Interest on loan receivable                                      51,494
                                           --------------   --------------
      Total income                             4,262,766        4,201,005
                                           --------------   --------------
Expenses:
  Depreciation                                   925,556          904,232
  Amortization of deferred expense                28,477           26,694
  Property operating                           1,949,695        1,604,282
  Real estate taxes                              287,429          331,425
  Property management fees                       178,665          170,047
  Administrative                                 103,964          139,767
                                           --------------   --------------
      Total expenses                           3,473,786        3,176,447
                                           --------------   --------------
Income before participation in joint
  venture                                        788,980        1,024,558
Affiliate's minority interest in
  income from joint venture                      (32,567)         (32,588)
                                           --------------   --------------
Net income                                 $     756,413    $     991,970
                                           ==============   ==============
Net income allocated to General Partner    $     160,143    $     181,688
                                           ==============   ==============
Net income allocated to Limited Partners   $     596,270    $     810,282
                                           ==============   ==============
Net income per Limited
  Partnership Interest (359,229 issued
  and outstanding)                         $        1.66    $        2.26
                                           ==============   ==============
Distribution to General Partner            $      89,980    $     128,593
                                           ==============   ==============
Distribution to Limited Partners           $     809,824    $   1,157,338
                                           ==============   ==============
Distribution per Limited Partnership
  Interest:
   Taxable                                 $        1.75    $        2.50
                                           ==============   ==============
   Tax-exempt                              $        2.33    $        3.33
                                           ==============   ==============

                                 SCHEDULE A-3

                       BALCOR EQUITY PENSION INVESTORS-I
                       (AN ILLINOIS LIMITED PARTNERSHIP)

                           STATEMENTS OF CASH FLOWS
                for the quarters ended March 31, 1996 and 1995
                                  (UNAUDITED)

                                                1996             1995
                                           --------------   --------------
Operating activities:
  Net income                               $     756,413    $     991,970
  Adjustments to reconcile net income
    to net cash provided by operating
    activities:
      Affiliate's minority interest in
        income from joint venture                 32,567           32,588
      Depreciation of properties                 925,556          904,232
      Amortization of deferred expenses           28,477           26,694
      Net change in:
        Accounts and accrued interest
          receivable                             152,449          (86,982)
        Prepaid expenses                          77,215          (56,220)
        Accounts payable                           3,373            2,783
        Due to affiliates                         16,034           45,250
        Accrued real estate taxes                 25,729           72,590
        Escrow liabilities                                         14,485
        Security deposits                         (6,492)          (5,450)
                                           --------------   --------------
  Net cash provided by
    operating activities                       2,011,321        1,941,940
                                           --------------   --------------
Investing activities:
  Collection of principal payments
    on loan receivable                                             43,219
  Improvements to properties                                      (58,394)
                                                            --------------
  Net cash used in investing
     activities                                                   (15,175)
                                                            --------------
Financing activities:
  Distribution to Limited Partners              (809,824)      (1,157,338)
  Distribution to General Partner                (89,980)        (128,593)
  Contributions from joint venture
    partner - affiliate                           45,552
                                           --------------   --------------
  Net cash used in financing activities         (854,252)      (1,285,931)
                                           --------------   --------------
Net change in cash and cash
  equivalents                                  1,157,069          640,834
Cash and cash equivalents at
  beginning of year                           11,305,552        7,207,000
                                           --------------   --------------
Cash and cash equivalents at
  end of period                            $  12,462,621    $   7,847,834
                                           ==============   ==============

              VALUATION OF THE EQUITY INVESTMENTS IN REAL ESTATE
                       AND REAL ESTATE OWNED INVESTMENTS

The value of the Equity Investments in Real Estate and the Real Estate Owned Investments is equal to the sum of the present values of the Operating Cash Flows and the Sales Proceeds. As of March 31, 1996, the Partnership owned six equities: Oxford Hills Apartments, GSB Office Building, Pacific Center Office Buildings, Park Center, Oxford Square Apartments and Tyson's Corner Office Building (8280 Greensboro Drive). Park Center Office Building and Oxford Square Apartments were acquired on December 30, 1986 and Tyson's Corner Office Building on December 10, 1990 through deed in lieu of foreclosure.

The General Partner, Balcor Equity Partners - I, has prepared individual cash flows for each property. The projected annual Operating Cash Flows from the properties have been discounted at an annual rate of 10.00% to a net present value quarterly, imputed by the straight-line method. The Agreement calls for the General Partner to receive 10.0% of the Operating Cash Flows, and the remaining 90% is allocated to the Tax-exempt and Taxable Limited Partnership Interests on the basis of 10.1360% to the Taxable Limited Partnership Interests and 89.8640% to the Tax-exempt Limited Partnership Interests.

Sales Proceeds on residential properties are calculated on the basis of the net operating cash flow less taxes and insurance, capped at 9%, less stabilized capital improvements and 2.5% sales commission. The sales proceeds for commercial properties are calculated on the basis of net operating cash flow (already net of taxes and insurance) capped at 9%, less stabilized capital improvements, tenant improvements and leasing commissions and 2.5% sales commission. The net proceeds from the sale have been discounted at an annual rate of 10.50% to a net present value. A higher risk rate of 10.50% is used for Sales Proceeds vs. a 10.00% rate for Operating Cash Flows to reflect the higher risk rate of projecting a capitalization rate deferred for several years.

As of the quarter ended December 31, 1992, all of the Equities were valued on the basis of their cash flows. Prior to that quarter, Real Estate Owned Assets were valued on the basis of an independent appraisal since it was the intent to sell those assets in the near-term. As described elsewhere in this report, these assets, unless indicated otherwise, will be held to maturity.

A summary of the Cash Flows from Operations is in the following Exhibit B-1. Exhibit B-2 summarizes the calculations used to determine Excess Net Cash Proceeds where they may exist. Exhibit B-3 (2 schedules) is the Discounted Cash Flow Analysis.

As of March 31, 1996, the total Asset Value of the six Real Estate Investments is $97,191,440, an increase of $585,349 over the previous quarter's value.

                                 SCHEDULE B-1

as of:  31-Mar-96                      BEPI I Cash Flow From Operations

Quarter Factor (for formula reference)  1     Actual    Budget   Pro-ject
                                                1994      1995       1996
Net Cash Receipts                         --------------------------------
Equity Investments
GSB Building
                      NOI B4 TI/LC/Capital 1,851,819 1,726,246  1,664,777
                      TI/LC/Capital        1,701,438 1,285,577    179,148
Appraisal CF's at 3/93                    --------------------------------
                      Net Cash Receipts      150,381   440,669  1,485,629

Pacific Center
                      NOI B4 TI/LC/Capital   736,493   834,861    731,586
                      TI/LC/Capital          637,846   329,259     66,074
Appraisal CF's at 3/93                    --------------------------------
                      Net Cash Receipts       98,647   505,602    665,512

Oxford Hills
                      NOI B4 TI/LC/Capital 1,742,598 1,988,621  2,058,348
                      TI/LC/Capital          788,834    84,454    744,000
Appraisal CF's at 3/93                    --------------------------------
                      Net Cash Receipts      953,764 1,904,167  1,314,348


       Total NCR-Equity Investments        1,202,792 2,850,438  3,465,489
                                          ================================

REO Investments
Park Center
                      NOI B4 TI/LC/Capital   606,856   554,838    663,137
                      TI/LC/Capital          294,133   223,397     65,189
Appraisal CF's at 3/93                    --------------------------------
                      Net Cash Receipts      312,723   331,441    597,948

Oxford Square
                      NOI B4 TI/LC/Capital   893,020   939,524    927,943
                      TI/LC/Capital           84,597   155,650    152,824
Internal CF projection                    --------------------------------
                      Net Cash Receipts      808,423   783,874    775,119

Tysons Corner
                      NOI B4 TI/LC/Capital 2,491,428 2,334,800  2,712,342
                      TI/LC/Capital          441,330   639,609    136,611
Appraisal CF's at 3/93                    --------------------------------
                      Net Cash Receipts    2,050,098 1,695,191  2,575,731



       Total NCR-REO Investments           3,171,244 2,810,506  3,948,798
                                          ================================

Loan Investments
- ----------------------
Fairview III            Paid-off 12/22/95    362,988   360,458

       Total NCR-Loan Investments            362,988   360,458          0
                                          ================================

TOTAL NCR FROM INVESTMENTS                 4,737,024 6,021,402  7,414,287

LESS: GP 7.5% Share                          355,277   451,605    556,072
           Repurchase Fund @ 2.5%            118,426   150,535    185,357
                                          --------------------------------
Net to Limited Partners @ 90%              4,263,321 5,419,262  6,672,858
                                          ================================

                      ----> Shaded Cash Flow numbers used
                             for capping purpose only.


                                            Pro-ject  Pro-ject   Pro-ject
                                                1997      1998       1999
                                          --------------------------------
GSB Building
                      NOI B4 TI/LC/Capital 1,738,110 1,770,044  1,815,570
                      TI/LC/Capital           96,426   220,631    293,635
Appraisal CF's at 3/93                    --------------------------------
                      Net Cash Receipts    1,641,684 1,549,413  1,521,935

Pacific Center
                      NOI B4 TI/LC/Capital   738,962   652,765    722,608
                      TI/LC/Capital          118,049   255,684    233,743
Appraisal CF's at 3/93                    --------------------------------
                      Net Cash Receipts      620,912   397,081    488,865

Oxford Hills
                      NOI B4 TI/LC/Capital 2,130,391 2,204,954  2,282,128
                      TI/LC/Capital          744,000   756,000    756,000
Appraisal CF's at 3/93                    --------------------------------
                      Net Cash Receipts    1,386,391 1,448,954  1,526,128


       Total NCR-Equity Investments        3,648,987 3,395,448  3,536,928
                                          ================================

REO Investments
Park Center
                      NOI B4 TI/LC/Capital   722,439   788,572    661,343
                      TI/LC/Capital          116,862    21,742    421,736
Appraisal CF's at 3/93                    --------------------------------
                      Net Cash Receipts      605,577   766,830    239,607

Oxford Square
                      NOI B4 TI/LC/Capital   968,945 1,011,912  1,056,745
                      TI/LC/Capital          113,200   127,350    127,350
Internal CF projection                    --------------------------------
                      Net Cash Receipts      855,745   884,562    929,395

Tysons Corner
                      NOI B4 TI/LC/Capital 2,772,475 2,580,714  2,702,603
                      TI/LC/Capital          101,964   773,640    465,263
Appraisal CF's at 3/93                    --------------------------------
                      Net Cash Receipts    2,670,511 1,807,074  2,237,340



       Total NCR-REO Investments           4,131,833 3,458,466  3,406,342
                                          ================================
Loan Investments
- ----------------------
Fairview III            Paid-off 12/22/95

       Total NCR-Loan Investments                  0         0          0
                                          ================================

TOTAL NCR FROM INVESTMENTS                 7,780,820 6,853,914  6,943,270

LESS: GP 7.5% Share                          583,562   514,044    520,745
           Repurchase Fund @ 2.5%            194,521   171,348    173,582
                                          --------------------------------
Net to Limited Partners @ 90%              7,002,738 6,168,523  6,248,943
                                          ================================




                                            Pro-ject  Pro-ject   Pro-ject
                                                2000      2001       2002
                                          --------------------------------
GSB Building
                      NOI B4 TI/LC/Capital 1,918,260 2,134,095  2,239,129
                      TI/LC/Capital          403,546   167,844    178,839
Appraisal CF's at 3/93                    --------------------------------
                      Net Cash Receipts    1,514,714 1,966,251  2,060,290

Pacific Center
                      NOI B4 TI/LC/Capital   767,452   797,942    839,256
                      TI/LC/Capital           91,171   203,295    104,524
Appraisal CF's at 3/93                    --------------------------------
                      Net Cash Receipts      676,281   594,647    734,732

Oxford Hills
                      NOI B4 TI/LC/Capital 2,362,002 2,444,672  2,530,236
                      TI/LC/Capital          795,823   823,676    852,505
Appraisal CF's at 3/93                    --------------------------------
                      Net Cash Receipts    1,566,179 1,620,996  1,677,731


       Total NCR-Equity Investments        3,757,174 4,181,894  4,472,753
                                          ================================

REO Investments
Park Center
                      NOI B4 TI/LC/Capital   825,961   844,356    944,497
                      TI/LC/Capital           98,319   136,712     25,436
Appraisal CF's at 3/93                    --------------------------------
                      Net Cash Receipts      727,642   707,644

Oxford Square
                      NOI B4 TI/LC/Capital 1,103,524 1,152,332  1,192,663
                      TI/LC/Capital          144,705   149,769    155,011
Internal CF projection                    --------------------------------
                      Net Cash Receipts      958,819 1,002,562  1,037,652

Tysons Corner
                      NOI B4 TI/LC/Capital 2,592,241 2,716,258  2,759,530
                      TI/LC/Capital          869,661   166,208    288,028
Appraisal CF's at 3/93                    --------------------------------
                      Net Cash Receipts    1,722,580 2,550,050  2,471,502



       Total NCR-REO Investments           3,409,041 4,260,256  3,509,154
                                          ================================
Loan Investments
- ----------------------
Fairview III            Paid-off 12/22/95

       Total NCR-Loan Investments                  0         0          0
                                          ================================

TOTAL NCR FROM INVESTMENTS                 7,166,215 8,442,150  7,981,907

LESS: GP 7.5% Share                          537,466   633,161    598,643
           Repurchase Fund @ 2.5%            179,155   211,054    199,548
                                          --------------------------------
Net to Limited Partners @ 90%              6,449,593 7,597,935  7,183,716
                                          ================================


                                            Pro-ject  Pro-ject   Pro-ject
                                                2003      2004       2005
                                          --------------------------------
GSB Building
                      NOI B4 TI/LC/Capital 1,999,266 3,000,722  3,097,437
                      TI/LC/Capital          834,510   344,343    514,250
Appraisal CF's at 3/93                    --------------------------------
                      Net Cash Receipts    1,164,756

Pacific Center
                      NOI B4 TI/LC/Capital   806,008   849,913    981,616
                      TI/LC/Capital          223,834   370,063    104,368
Appraisal CF's at 3/93                    --------------------------------
                      Net Cash Receipts      582,174   479,850

Oxford Hills
                      NOI B4 TI/LC/Capital 2,618,794
                      TI/LC/Capital          882,343
Appraisal CF's at 3/93                    --------------------------------
                      Net Cash Receipts


       Total NCR-Equity Investments        1,746,930   479,850          0
                                          ================================

REO Investments
Park Center
                      NOI B4 TI/LC/Capital   788,640   934,667    978,392
                      TI/LC/Capital          424,429   183,962    159,931
Appraisal CF's at 3/93                    --------------------------------
                      Net Cash Receipts

Oxford Square
                      NOI B4 TI/LC/Capital 1,234,407
                      TI/LC/Capital          160,437
Internal CF projection                    --------------------------------
                      Net Cash Receipts

Tysons Corner
                      NOI B4 TI/LC/Capital 2,692,291 2,881,131
                      TI/LC/Capital          942,598   535,066
Appraisal CF's at 3/93                    --------------------------------
                      Net Cash Receipts    1,749,693



       Total NCR-REO Investments           1,749,693         0          0
                                          ================================
Loan Investments
- ----------------------
Fairview III            Paid-off 12/22/95

       Total NCR-Loan Investments                  0         0          0
                                          ================================

TOTAL NCR FROM INVESTMENTS                 3,496,623   479,850          0

LESS: GP 7.5% Share                          262,247    35,989          0
           Repurchase Fund @ 2.5%             87,416    11,996          0
                                          --------------------------------
Net to Limited Partners @ 90%              3,146,961   431,865          0
                                          ================================

                                            Pro-ject  Pro-ject   Pro-ject
                                                2006      2007       2008
                                          --------------------------------
GSB Building
                      NOI B4 TI/LC/Capital 3,443,175
                      TI/LC/Capital          212,515
Appraisal CF's at 3/93                    --------------------------------
                      Net Cash Receipts

Pacific Center
                      NOI B4 TI/LC/Capital
                      TI/LC/Capital
Appraisal CF's at 3/93                    --------------------------------
                      Net Cash Receipts

Oxford Hills
                      NOI B4 TI/LC/Capital
                      TI/LC/Capital
Appraisal CF's at 3/93                    --------------------------------
                      Net Cash Receipts


       Total NCR-Equity Investments                0         0          0
                                          ================================

REO Investments
Park Center
                      NOI B4 TI/LC/Capital 1,091,716   938,682
                      TI/LC/Capital           30,100   464,632
Appraisal CF's at 3/93                    --------------------------------
                      Net Cash Receipts

Oxford Square
                      NOI B4 TI/LC/Capital
                      TI/LC/Capital
Internal CF projection                    --------------------------------
                      Net Cash Receipts

Tysons Corner
                      NOI B4 TI/LC/Capital
                      TI/LC/Capital
Appraisal CF's at 3/93                    --------------------------------
                      Net Cash Receipts

       Total NCR-REO Investments                   0         0          0
                                          ================================
Loan Investments
- ----------------------
Fairview III            Paid-off 12/22/95

       Total NCR-Loan Investments                  0         0          0
                                          ================================

TOTAL NCR FROM INVESTMENTS                         0         0          0

LESS: GP 7.5% Share                                0         0          0
           Repurchase Fund @ 2.5%                  0         0          0
                                          --------------------------------
Net to Limited Partners @ 90%                      0         0          0
                                          ================================



                                          Asset PV as of
                                           31-Mar-96
                                          -----------
GSB Building
                      NOI B4 TI/LC/Capital 8,415,592    NCR PV
                      TI/LC/Capital       14,821,981 Residual PV
Appraisal CF's at 3/93                    -----------
                      Net Cash Receipts   23,237,574 Asset Value


Pacific Center        NOI B4 TI/LC/Capital 3,281,426    NCR PV
                      TI/LC/Capital        4,391,384 Residual PV
Appraisal CF's at 3/93                    -----------
                      Net Cash Receipts    7,672,810 Asset Value

Oxford Hills
                      NOI B4 TI/LC/Capital 7,082,297    NCR PV
                      TI/LC/Capital       13,997,404 Residual PV
Appraisal CF's at 3/93                    -----------
                      Net Cash Receipts   21,079,701 Asset Value


       Total NCR-Equity Investments

REO Investments
Park Center
                      NOI B4 TI/LC/Capital 2,557,330    NCR PV
                      TI/LC/Capital        5,743,142 Residual PV
Appraisal CF's at 3/93                    -----------
                      Net Cash Receipts    8,300,472 Asset Value

Oxford Square
                      NOI B4 TI/LC/Capital 4,327,187    NCR PV
                      TI/LC/Capital        6,727,971 Residual PV
Internal CF projection                    -----------
                      Net Cash Receipts   11,055,159 Asset Value

Tysons Corner
                      NOI B4 TI/LC/Capital11,708,675    NCR PV
                      TI/LC/Capital       14,137,049 Residual PV
Appraisal CF's at 3/93                    -----------
                      Net Cash Receipts   25,845,724 Asset Value


       Total NCR-REO Investments
                                          -----------
Loan Investments
- ----------------------
Fairview III            Paid-off 12/22/95          0    NCR PV
                                                   0 Principal PV
                                          -----------
       Total NCR-Loan Investments                  0 Loan Value
                                          ===========

                                 SCHEDULE B-2


CAP RATE @               9.00%
              Sale Commission:  2.5%
Sale Activity                       1994       1995       1996       1997

GSB Building  Sales Price
   26,356,200 Orig Cap Invest
                              --------------------------------------------
              Excess NCP               0          0          0          0

Pacific Cntr  Sales Price
   29,838,155 Orig Cap Invest
                              --------------------------------------------
              Excess NCP               0          0          0          0

Oxford Hills  Sales Price
   19,407,934 Orig Cap Invest
                              --------------------------------------------
              Excess NCP               0          0          0          0

Total Capital Invested
              Capital invested         0          0          0          0
              Sale Proceeds            0          0          0          0
                              --------------------------------------------
   75,602,289 Return of Cap            0          0          0          0
              Excess NCP               0          0          0          0
              Deficiency NCP           0          0          0          0

Sale Activity - REO

Park Center   Sales Price
   11,907,993 Cap Invest
                              --------------------------------------------
              Excess NCR               0          0          0          0

Oxford Square Sales Price
   11,806,631 Cap Invest
                              --------------------------------------------
              Excess NCR               0          0          0          0

Tysons Corner Sales Price
   37,488,368 Cap Invest
                              --------------------------------------------
              Excess NCR               0          0          0          0

Total Capital Invested
              Capital invested         0          0          0          0
              Sale Proceeds            0          0          0          0
                              --------------------------------------------
   61,202,992 Return of Cap            0          0          0          0
              Excess NCR               0          0          0          0
              Deficiency NCP           0          0          0          0

Loan Repayments
Fairview III-paid-off 12/22/95
(payout 1996) Balloon                                3,830,374
        Amortized Principal       25,487     28,016

Capital returned
   from Loan Investments          25,487     28,016  3,830,374          0
Total Return of Capital                0          0          0          0
Total Excess NCP                       0          0          0          0
Total Excess NCR                       0          0          0          0




                                    1998       1999       2000       2001

GSB Building  Sales Price
   26,356,200 Orig Cap Invest
                              --------------------------------------------
              Excess NCP               0          0          0          0

Pacific Cntr  Sales Price
   29,838,155 Orig Cap Invest
                              --------------------------------------------
              Excess NCP               0          0          0          0

Oxford Hills  Sales Price
   19,407,934 Orig Cap Invest
                              --------------------------------------------
              Excess NCP               0          0          0          0

Total Capital Invested
              Capital invested         0          0          0          0
              Sale Proceeds            0          0          0          0
                              --------------------------------------------
   75,602,289 Return of Cap            0          0          0          0
              Excess NCP               0          0          0          0
              Deficiency NCP           0          0          0          0

Sale Activity - REO

Park Center   Sales Price                                      10,206,615
   11,907,993 Cap Invest                                       11,907,993
                              --------------------------------------------
              Excess NCR               0          0          0 (1,701,378)

Oxford Square Sales Price
   11,806,631 Cap Invest
                              --------------------------------------------
              Excess NCR               0          0          0          0

Tysons Corner Sales Price
   37,488,368 Cap Invest
                              --------------------------------------------
              Excess NCR               0          0          0          0

Total Capital Invested
              Capital invested                    0          0 11,907,993
              Sale Proceeds            0          0          0 10,206,615
                              --------------------------------------------
   61,202,992 Return of Cap            0          0          0 10,206,615
              Excess NCR               0          0          0          0
              Deficiency NCP           0          0          0 (1,701,378)

Loan Repayments
Fairview III-paid-off 12/22/95
(payout 1996) Balloon
              Amortized Principal

Capital returned
   from Loan Investments                          0          0          0
Total Return of Capital                0          0          0 10,206,615
Total Excess NCP                       0          0          0          0
Total Excess NCR                       0          0          0          0
                                       0


                                    2002       2003       2004       2005

GSB Building  Sales Price                32,163,479
   26,356,200 Orig Cap Invest            26,356,200
                              --------------------------------------------
              Excess NCP               0  5,807,279          0          0

Pacific Cntr  Sales Price                           10,529,809
   29,838,155 Orig Cap Invest                       29,838,155
                              --------------------------------------------
              Excess NCP               0          0 (19308346)          0

Oxford Hills  Sales Price     27,487,925
   19,407,934 Orig Cap Invest 19,407,934
                              --------------------------------------------
              Excess NCP       8,079,991          0          0          0

Total Capital Invested
              Capital invested19,407,934 26,356,200 29,838,155          0
              Sale Proceeds   27,487,925 32,163,479 10,529,809          0
                              --------------------------------------------
   75,602,289 Return of Cap   19,407,934 26,356,200 10,529,809          0
              Excess NCP       8,079,991  5,807,279          0          0
              Deficiency NCP           0          0(19,308,346)         0

Sale Activity - REO

Park Center   Sales Price
   11,907,993 Cap Invest
                              --------------------------------------------
              Excess NCR               0          0          0          0

Oxford Square Sales Price     13,212,306
   11,806,631 Cap Invest      11,806,631
                              --------------------------------------------
              Excess NCR       1,405,675          0          0          0

Tysons Corner Sales Price                30,677,187
   37,488,368 Cap Invest                 37,488,368
                              --------------------------------------------
              Excess NCR               0 (6,811,182)         0          0

Total Capital Invested
              Capital invested11,806,631 37,488,368
              Sale Proceeds   13,212,306 30,677,187          0          0
                              --------------------------------------------
   61,202,992 Return of Cap   11,806,631 30,677,187          0          0
              Excess NCR       1,405,675          0          0          0
              Deficiency NCP           0 (6,811,182)         0          0

Loan Repayments
Fairview III-paid-off 12/22/95
(payout 1996) Balloon
              Amortized Principal

Capital returned
   from Loan Investments               0          0          0          0
Total Return of Capital       31,214,565 62,840,665 10,529,809          0
Total Excess NCP               8,079,991          0          0          0
Total Excess NCR               1,405,675          0          0          0


                                    2006       2007

GSB Building  Sales Price
   26,356,200 Orig Cap Invest
              Excess NCP               0          0

Pacific Cntr  Sales Price
   29,838,155 Orig Cap Invest
              Excess NCP               0          0

Oxford Hills  Sales Price
   19,407,934 Orig Cap Invest
              Excess NCP               0          0

Total Capital Invested
              Capital invested         0          0
              Sale Proceeds            0          0
   75,602,289 Return of Cap            0          0
              Excess NCP               0          0
              Deficiency NCP           0          0

Sale Activity - REO

Park Center   Sales Price
   11,907,993 Cap Invest
              Excess NCR               0          0

Oxford Square Sales Price
   11,806,631 Cap Invest
              Excess NCR               0          0

Tysons Corner Sales Price              0
   37,488,368 Cap Invest
              Excess NCR               0          0

              Capital invested
Total Capital Invested                 0          0
              Sale Proceeds            0          0
   61,202,992 Return of Cap            0          0
              Excess NCR               0          0
              Deficiency NCP           0          0

Loan Repayments
Fairview III-paid-off 12/22/95
(payout 1996) Balloon
              Amortized Principal

Capital returned
   from Loan Investments               0          0
Total Return of Capital                0          0
Total Excess NCP                       0          0
Total Excess NCR                       0          0

                                 SCHEDULE B-3
NCR ALLOCATION PERCENTAGES           NCP ALLOCATION PERCENTAGES
Tax-Exempt                   89.8640%                  86.9554%
Taxable                      10.1360%                  13.0446%
                            ---------               -----------
                              100.00%                   100.00%

                                     BEPI I Discounted Cash Flow Analysis

                                               1996       1997       1998
                                         ---------------------------------
EQUITY NCR ALLOCATION
Equity Cash Flow after
   TI/LC/Capital (NCR)                    3,465,489  3,648,987  3,395,448

Tax-Exempt Share of 90% Cash Flow (NCR)   2,802,804  2,951,213  2,746,157
Discounted @                   10.00%    15,188,259 14,225,276 12,696,590
 per unit                                     48.62      45.54      40.65

Taxable Share of 90% Cash Flow (NCR)        316,136    332,875    309,746
Discounted @                   10.00%     1,713,124  1,604,507  1,432,082
 per unit                                     36.56      34.24      30.56


REO NCR ALLOCATION
REO Cash Flow after TI/LC/Capital (NCR)   3,948,798  4,131,833  3,458,466

Tax-Exempt Share of 90% Cash Flow (NCR)   3,193,693  3,341,727  2,797,124
Discounted @                   10.00%    15,037,728 13,770,287 11,805,589
 per unit                                     48.14      44.08      37.79

Taxable Share of 90% Cash Flow (NCR)        360,225    376,922    315,495
Discounted @                   10.00%     1,696,145  1,553,187  1,331,584
 per unit                                     36.20      33.15      28.42

LOAN NCR ALLOCATION
LOAN Cash Flow after TI/LC/Capital (NCR)          0          0          0

Tax-Exempt Share of 90% Cash Flow (NCR)           0          0          0
Discounted @                   10.25%             0          0          0
 per unit                                      0.00       0.00       0.00

Taxable Share of 90% Cash Flow (NCR)              0          0          0
Discounted @                   10.25%             0          0          0
 per unit                                      0.00       0.00       0.00

TOTAL NCR ALLOCATION (PER UNIT)
Tax-Exempt Share                              96.76      89.62      78.44
Taxable Share                                 72.75      67.39      58.98

DISCOUNTED NCP ALLOCATION
Discounted @                   10.25%

NET CAPITAL RETURNED ON LOAN PAYOFFS      3,830,374          0          0
Tax-Exempt Share of NCP                   3,830,374          0          0
 per unit                                     12.26       0.00       0.00

NET CAPITAL RETURNED ON LOAN PAYOFFS              0          0          0
Taxable Share of NCP                              0          0          0
 per unit                                      0.00       0.00       0.00

NET CAPITAL TO RETURN          10.50%             0          0          0
Tax-Exempt Share of NCP                  58,989,517 63,634,942 70,316,611
 per unit                                    188.85     203.72     225.11

NET CAPITAL TO RETURN                             0          0          0
Taxable Share of Cash Flow (NCP)            113,616    122,564    135,433
 per unit                                      2.42       2.62       2.89


TOTAL NCP ALLOCATION (PER UNIT)
Tax-Exempt Share                             201.11     203.72     225.11
Taxable Share                                  2.42       2.62       2.89



EXCESS NET CASH PROCEEDS (EQUITY)                 0          0          0
Discounted @                   10.50%             0          0          0

Tax-Exempt Share of NCP                           0          0          0
  per unit                                     0.00       0.00       0.00

Taxable Share of NCP                              0          0          0
  per unit                                     0.00       0.00       0.00

EXCESS NET CASH RECEIPTS (LOANS/REOS)             0          0          0
Discounted @                   10.50%       715,798    772,167    853,244

Tax-Exempt Share of 90% NCR                 578,920    624,510    690,083
  per unit                                     1.85       2.00       2.21

Taxable Share of 90% NCR                     65,298     70,440     77,836
  per unit                                     1.39       1.50       1.66


TOTAL NCR & NCP ALLOCATION (PER UNIT)
Tax-Exempt Share                             299.72     295.34     305.76
Taxable Share                                 76.57      71.50      63.53

                                               1999       2000       2001
                                         ---------------------------------
EQUITY NCR ALLOCATION
Equity Cash Flow after
   TI/LC/Capital(NCR)                     3,536,928  3,757,174  4,181,894

Tax-Exempt Share of 90% Cash Flow (NCR)   2,860,582  3,038,712  3,382,215
Discounted @                   10.00%    11,220,092  9,481,519  7,390,959
 per unit                                     35.92      30.35      23.66

Taxable Share of 90% Cash Flow (NCR)        322,653    342,744    381,489
Discounted @                   10.00%     1,265,544  1,069,446    833,646
 per unit                                     27.01      22.82      17.79


REO NCR ALLOCATION
REO Cash Flow after TI/LC/Capital (NCR)   3,406,342  3,409,041  4,260,256

Tax-Exempt Share of 90% Cash Flow (NCR)   2,754,968  2,757,151  3,445,593
Discounted @                   10.00%    10,189,023  8,452,958  6,541,103
 per unit                                     32.62      27.06      20.94

Taxable Share of 90% Cash Flow (NCR)        310,740    310,986    388,638
Discounted @                   10.00%     1,149,247    953,432    737,788
 per unit                                     24.53      20.35      15.74

LOAN NCR ALLOCATION
LOAN Cash Flow after TI/LC/Capital (NCR)          0          0          0

Tax-Exempt Share of 90% Cash Flow (NCR)           0          0          0
Discounted @                   10.25%             0          0          0
 per unit                                      0.00       0.00       0.00

Taxable Share of 90% Cash Flow (NCR)              0          0          0
Discounted @                   10.25%             0          0          0
 per unit                                      0.00       0.00       0.00

TOTAL NCR ALLOCATION (PER UNIT)
Tax-Exempt Share                              68.54      57.41      44.60
Taxable Share                                 51.53      43.17      33.53

DISCOUNTED NCP ALLOCATION
Discounted @                   10.25%

NET CAPITAL RETURNED ON LOAN PAYOFFS              0          0          0
Tax-Exempt Share of NCP                           0          0          0
 per unit                                      0.00       0.00       0.00

NET CAPITAL RETURNED ON LOAN PAYOFFS              0          0          0
Taxable Share of NCP                              0          0          0
 per unit                                      0.00       0.00       0.00

NET CAPITAL TO RETURN          10.50%             0          0 10,206,615
Tax-Exempt Share of NCP                  77,699,855 85,858,340 94,873,465
 per unit                                    248.74     274.86     303.72

NET CAPITAL TO RETURN                             0          0          0
Taxable Share of Cash Flow (NCP)            149,653    165,367    182,730
 per unit                                      3.19       3.53       3.90


TOTAL NCP ALLOCATION (PER UNIT)
Tax-Exempt Share                             248.74     274.86     303.72
Taxable Share                                  3.19       3.53       3.90



EXCESS NET CASH PROCEEDS (EQUITY)                 0          0          0
Discounted @                   10.50%             0          0          0

Tax-Exempt Share of NCP                           0          0          0
  per unit                                     0.00       0.00       0.00

Taxable Share of NCP                              0          0          0
  per unit                                     0.00       0.00       0.00

EXCESS NET CASH RECEIPTS (LOANS/REOS)             0          0          0
Discounted @                   10.50%       942,835  1,041,833  1,151,225

Tax-Exempt Share of 90% NCR                 762,542    842,609    931,083
  per unit                                     2.44       2.70       2.98

Taxable Share of 90% NCR                     86,009     95,040    105,019
  per unit                                     1.84       2.03       2.24


TOTAL NCR & NCP ALLOCATION (PER UNIT)
Tax-Exempt Share                             319.72     334.97     351.30
Taxable Share                                 56.56      48.73      39.68


                                               2002       2003       2004
                                         ---------------------------------
EQUITY NCR ALLOCATION
Equity Cash Flow after
   TI/LC/Capital(NCR)                     4,472,753  1,746,930    479,850

Tax-Exempt Share of 90% Cash Flow (NCR)   3,617,455  1,412,875    388,091
Discounted @                   10.00%     4,747,840  1,605,169    352,810
 per unit                                     15.20       5.14       1.13

Taxable Share of 90% Cash Flow (NCR)        408,022    159,362     43,774
Discounted @                   10.00%       535,521    181,051     39,794
 per unit                                     11.43       3.86       0.85


REO NCR ALLOCATION
REO Cash Flow after TI/LC/Capital (NCR)   3,509,154  1,749,693          0

Tax-Exempt Share of 90% Cash Flow (NCR)   2,838,120  1,415,110          0
Discounted @                   10.00%     3,749,621  1,286,463          0
 per unit                                     12.00       4.12       0.00

Taxable Share of 90% Cash Flow (NCR)        320,119    159,614          0
Discounted @                   10.00%       422,930    145,104          0
 per unit                                      9.03       3.10       0.00

LOAN NCR ALLOCATION
LOAN Cash Flow after TI/LC/Capital (NCR)          0          0          0

Tax-Exempt Share of 90% Cash Flow (NCR)           0          0          0
Discounted @                   10.25%             0          0          0
 per unit                                      0.00       0.00       0.00

Taxable Share of 90% Cash Flow (NCR)              0          0          0
Discounted @                   10.25%             0          0          0
 per unit                                      0.00       0.00       0.00

TOTAL NCR ALLOCATION (PER UNIT)
Tax-Exempt Share                              27.20       9.26       1.13
Taxable Share                                 20.45       6.96       0.85



DISCOUNTED NCP ALLOCATION
Discounted @                   10.25%

NET CAPITAL RETURNED ON LOAN PAYOFFS              0          0          0
Tax-Exempt Share of NCP                           0          0          0
 per unit                                      0.00       0.00       0.00

NET CAPITAL RETURNED ON LOAN PAYOFFS              0          0          0
Taxable Share of NCP                              0          0          0
 per unit                                      0.00       0.00       0.00

NET CAPITAL TO RETURN          10.50%    39,294,556 62,840,665 10,257,376
Tax-Exempt Share of NCP                  94,628,564 65,270,007  9,282,693
 per unit                                    302.94     208.95      29.72

NET CAPITAL TO RETURN                             0          0    272,433
Taxable Share of Cash Flow (NCP)            201,917    223,118    246,546
 per unit                                      4.31       4.76       5.26


TOTAL NCP ALLOCATION (PER UNIT)
Tax-Exempt Share                             302.94     208.95      29.72
Taxable Share                                  4.31       4.76       5.26



EXCESS NET CASH PROCEEDS (EQUITY)                 0          0          0
Discounted @                   10.50%             0          0          0

Tax-Exempt Share of NCP                           0          0          0
  per unit                                     0.00       0.00       0.00

Taxable Share of NCP                              0          0          0
  per unit                                     0.00       0.00       0.00

EXCESS NET CASH RECEIPTS (LOANS/REOS)     1,405,675          0          0
Discounted @                   10.50%     1,272,104          0          0

Tax-Exempt Share of 90% NCR               1,028,847          0          0
  per unit                                     3.29       0.00       0.00

Taxable Share of 90% NCR                    116,046          0          0
  per unit                                     2.48       0.00       0.00


TOTAL NCR & NCP ALLOCATION (PER UNIT)
Tax-Exempt Share                             333.44     218.21      30.85
Taxable Share                                 27.24      11.72       6.11



                                               2005       2006       2007
                                         ---------------------------------
EQUITY NCR ALLOCATION
Equity Cash Flow after
   TI/LC/Capital(NCR)                             0          0          0

Tax-Exempt Share of 90% Cash Flow (NCR)           0          0          0
Discounted @                   10.00%             0          0          0
 per unit                                      0.00       0.00       0.00

Taxable Share of 90% Cash Flow (NCR)              0          0          0
Discounted @                   10.00%             0          0          0
 per unit                                      0.00       0.00       0.00


REO NCR ALLOCATION
REO Cash Flow after TI/LC/Capital (NCR)           0          0          0

Tax-Exempt Share of 90% Cash Flow (NCR)           0          0          0
Discounted @                   10.00%             0          0          0
 per unit                                      0.00       0.00       0.00

Taxable Share of 90% Cash Flow (NCR)              0          0          0
Discounted @                   10.00%             0          0          0
 per unit                                      0.00       0.00       0.00

LOAN NCR ALLOCATION
LOAN Cash Flow after TI/LC/Capital (NCR)          0          0          0

Tax-Exempt Share of 90% Cash Flow (NCR)           0          0          0
Discounted @                   10.25%             0          0          0
 per unit                                      0.00       0.00       0.00

Taxable Share of 90% Cash Flow (NCR)              0          0          0
Discounted @                   10.25%             0          0          0
 per unit                                      0.00       0.00       0.00

TOTAL NCR ALLOCATION (PER UNIT)
Tax-Exempt Share                               0.00       0.00       0.00
Taxable Share                                  0.00       0.00       0.00

DISCOUNTED NCP ALLOCATION
Discounted @                   10.25%

NET CAPITAL RETURNED ON LOAN PAYOFFS              0          0          0
Tax-Exempt Share of NCP                           0          0          0
 per unit                                      0.00       0.00       0.00

NET CAPITAL RETURNED ON LOAN PAYOFFS              0          0          0
Taxable Share of NCP                              0          0          0
 per unit                                      0.00       0.00       0.00

NET CAPITAL TO RETURN          10.50%             0          0          0
Tax-Exempt Share of NCP                           0          0          0
 per unit                                      0.00       0.00       0.00

NET CAPITAL TO RETURN                             0          0          0
Taxable Share of Cash Flow (NCP)                  0          0          0
 per unit                                      0.00       0.00       0.00


TOTAL NCP ALLOCATION (PER UNIT)
Tax-Exempt Share                               0.00       0.00       0.00
Taxable Share                                  0.00       0.00       0.00



EXCESS NET CASH PROCEEDS (EQUITY)                 0          0          0
Discounted @                   10.50%             0          0          0

Tax-Exempt Share of NCP                           0          0          0
  per unit                                     0.00       0.00       0.00

Taxable Share of NCP                              0          0          0
  per unit                                     0.00       0.00       0.00

EXCESS NET CASH RECEIPTS (LOANS/REOS)             0          0          0
Discounted @                   10.50%             0          0          0

Tax-Exempt Share of 90% NCR                       0          0          0
  per unit                                     0.00       0.00       0.00

Taxable Share of 90% NCR                          0          0          0
  per unit                                     0.00       0.00       0.00


TOTAL NCR & NCP ALLOCATION (PER UNIT)
Tax-Exempt Share                               0.00       0.00       0.00
Taxable Share                                  0.00       0.00       0.00


                                               2008
                                         -----------
EQUITY NCR ALLOCATION
Equity Cash Flow after TI/LC/Capital(NCR)         0

Tax-Exempt Share of 90% Cash Flow (NCR)           0
Discounted @                   10.00%             0
 per unit                                      0.00

Taxable Share of 90% Cash Flow (NCR)              0
Discounted @                   10.00%             0
 per unit                                      0.00


REO NCR ALLOCATION
REO Cash Flow after TI/LC/Capital (NCR)           0

Tax-Exempt Share of 90% Cash Flow (NCR)           0
Discounted @                   10.00%             0
 per unit                                      0.00

Taxable Share of 90% Cash Flow (NCR)              0
Discounted @                   10.00%             0
 per unit                                      0.00

LOAN NCR ALLOCATION
LOAN Cash Flow after TI/LC/Capital (NCR)          0

Tax-Exempt Share of 90% Cash Flow (NCR)           0
Discounted @                   10.25%             0
 per unit                                      0.00

Taxable Share of 90% Cash Flow (NCR)              0
Discounted @                   10.25%             0
 per unit                                      0.00

TOTAL NCR ALLOCATION (PER UNIT)
Tax-Exempt Share                               0.00
Taxable Share                                  0.00



DISCOUNTED NCP ALLOCATION
Discounted @                   10.25%

NET CAPITAL RETURNED ON LOAN PAYOFFS              0
Tax-Exempt Share of NCP                           0
 per unit                                      0.00

NET CAPITAL RETURNED ON LOAN PAYOFFS              0
Taxable Share of NCP                              0
 per unit                                      0.00

NET CAPITAL TO RETURN          10.50%             0
Tax-Exempt Share of NCP                           0
 per unit                                      0.00

NET CAPITAL TO RETURN                             0
Taxable Share of Cash Flow (NCP)                  0
 per unit                                      0.00

TOTAL NCP ALLOCATION (PER UNIT)
Tax-Exempt Share                               0.00
Taxable Share                                  0.00


EXCESS NET CASH PROCEEDS (EQUITY)                 0
Discounted @                   10.50%             0

Tax-Exempt Share of NCP                           0
  per unit                                     0.00

Taxable Share of NCP                              0
  per unit                                     0.00

EXCESS NET CASH RECEIPTS (LOANS/REOS)             0
Discounted @                   10.50%             0

Tax-Exempt Share of 90% NCR                       0
  per unit                                     0.00

Taxable Share of 90% NCR                          0
  per unit                                     0.00


TOTAL NCR & NCP ALLOCATION (PER UNIT)
Tax-Exempt Share                               0.00
Taxable Share                                  0.00

                         BEPI I Discounted Cash Flow Analysis (con't.)
                                     1996      1997      1998      1999
                                ----------------------------------------
CASH BALANCES
Working Capital
Contingency Reserves
  SUBTOTAL WC & CR

Undistributed NCR
  Loan Repayment
  SUBTOTAL UNDISTRIBUTED NCR

TOTAL CASH (net of Loan Payoff)

Short-Term Interest @      4.00%  324,243   324,243   324,243   324,243
Fund Expenses

DISCOUNTED CASH BALANCES
Discount Rate @            4.00%
NCP (Working Capital & Reserves)        0         0         0         0

                                        0         0         0         0
Tax-Exempt Share of NCP         1,762,400 1,815,272 1,887,883 1,963,398
per unit                             5.64      5.81      6.04      6.29

                                        0         0         0         0
Taxable Share of NCP               46,809    48,213    50,142    52,147
per unit                             1.00      1.03      1.07      1.11


NCR (Undistributed NCR)         3,941,302 4,059,541 4,221,923 4,390,799
LESS: Fund Expenses       10.00%        0         0         0         0
NCR (Short-Term Interest)       2,355,559 2,183,044 1,946,123 1,699,725
                                ----------------------------------------
TOTAL NCR                       6,296,861 6,242,585 6,168,046 6,090,525
Less: GP 10% Share                629,686   624,258   616,805   609,052
                                ----------------------------------------
Net to Limited Partners         5,667,175 5,618,326 5,551,241 5,481,472


Tax-Exempt Share of NCR         5,092,750 5,048,853 4,988,567 4,925,870
per unit                            16.30     16.16     15.97     15.77

Taxable Share of NCR              574,425   569,474   562,674   555,602
per unit                            12.26     12.15     12.01     11.86

LOAN FEES                          25,537     4,941         0         0
(straight-line amortization)

OFFERING EXPENSES               1,637,925 1,091,949   363,981         0
(straight-line amortization)
                                ----------------------------------------
TOTAL                           1,663,462 1,096,890   363,981         0

FEES & OFF EXP (PER UNIT)
Tax-Exempt Share                     4.63      3.05      1.01      0.00
Taxable Share                        4.63      3.05      1.01      0.00

REPURCHASE FUND
Discounted @              10.00%3,533,382 3,798,386 4,178,224 4,596,047
Tax-Exempt Share                        0         0         0         0
Discounted                              0         0         0         0

Taxable Share                           0         0         0         0
Discounted                      3,533,382 3,798,386 4,178,224 4,596,047

Tax-Exempt per unit                  0.00      0.00      0.00      0.00
Taxable per unit                    75.40     81.06     89.16     98.08

TOTAL ALLOCATION (PER UNIT)
Tax-Exempt Share  @                326.30    320.37    328.78    341.78
Taxable Share  @                   169.86    168.80    166.78    167.61


                                     2000      2001      2002      2003
                                ----------------------------------------
CASH BALANCES
Working Capital
Contingency Reserves
  SUBTOTAL WC & CR

Undistributed NCR
  Loan Repayment
  SUBTOTAL UNDISTRIBUTED NCR

TOTAL CASH (net of Loan Payoff)

Short-Term Interest @      4.00%  324,243   324,243   324,243   324,243
Fund Expenses

DISCOUNTED CASH BALANCES
Discount Rate @            4.00%
NCP (Working Capital & Reserves)        0         0         0         0

                                        0         0         0         0
Tax-Exempt Share of NCP         2,041,934 2,123,611 2,208,556 2,296,898
per unit                             6.54      6.80      7.07      7.35

                                        0         0         0         0
Taxable Share of NCP               54,233    56,403    58,659    61,005
per unit                             1.16      1.20      1.25      1.30


NCR (Undistributed NCR)         4,566,431 4,749,089 4,939,052 5,136,614
LESS: Fund Expenses       10.00%        0         0         0         0
NCR (Short-Term Interest)       1,443,471 1,176,967   899,803   611,553
                                ----------------------------------------
TOTAL NCR                       6,009,903 5,926,056 5,838,855 5,748,167
Less: GP 10% Share                600,990   592,606   583,886   574,817
                                ----------------------------------------

Net to Limited Partners         5,408,912 5,333,450 5,254,970 5,173,350


Tax-Exempt Share of NCR         4,860,665 4,792,852 4,722,326 4,648,979
per unit                            15.56     15.34     15.12     14.88

Taxable Share of NCR              548,247   540,599   532,644   524,371
per unit                            11.70     11.54     11.37     11.19

LOAN FEES                               0         0         0         0
(straight-line amortization)

OFFERING EXPENSES                       0         0         0         0
(straight-line amortization)
                                ----------------------------------------
TOTAL                                   0         0         0         0


FEES & OFF EXP (PER UNIT)
Tax-Exempt Share                     0.00      0.00      0.00      0.00
Taxable Share                        0.00      0.00      0.00      0.00

REPURCHASE FUND
Discounted @              10.00%5,055,651 5,561,216 6,117,338 6,729,072
Tax-Exempt Share                        0         0         0         0
Discounted                              0         0         0         0

Taxable Share                           0         0         0         0
Discounted                      5,055,651 5,561,216 6,117,338 6,729,072

Tax-Exempt per unit                  0.00      0.00      0.00      0.00
Taxable per unit                   107.89    118.68    130.54    143.60

TOTAL ALLOCATION (PER UNIT)
Tax-Exempt Share  @                357.07    373.45    355.62    240.44
Taxable Share  @                   169.47    171.09    170.40    167.81



                                     2004      2005      2006      2007
                                ----------------------------------------
CASH BALANCES
Working Capital                 2,550,308
Contingency Reserves                    0
  SUBTOTAL WC & CR              2,550,308
                                ----------
Undistributed NCR               5,555,762
  Loan Repayment                        0
  SUBTOTAL UNDISTRIBUTED NCR    5,555,762
                                ----------
TOTAL CASH (net of Loan Payoff) 8,106,070

Short-Term Interest @      4.00%  324,243         0         0         0
Fund Expenses

DISCOUNTED CASH BALANCES
Discount Rate @            4.00%
NCP (Working Capital & Reserves)2,550,308         0         0         0

                                2,484,325         0         0         0
                                ----------
Tax-Exempt Share of NCP         2,388,774         0         0         0
per unit                             7.65      0.00      0.00      0.00

                                   65,983         0         0         0
Taxable Share of NCP               63,445         0         0         0
per unit                             1.35      0.00      0.00      0.00


NCR (Undistributed NCR)         5,342,079         0         0         0
LESS: Fund Expenses       10.00%        0         0         0         0
NCR (Short-Term Interest)         311,772         0         0         0
TOTAL NCR                       5,653,851         0         0         0
Less: GP 10% Share                565,385         0         0         0
Net to Limited Partners         5,088,466         0         0         0


Tax-Exempt Share of NCR         4,572,699         0         0         0
per unit                            14.64      0.00      0.00      0.00

Taxable Share of NCR              515,767         0         0         0
per unit                            11.01      0.00      0.00      0.00

LOAN FEES                               0         0         0         0
(straight-line amortization)

OFFERING EXPENSES                       0         0         0         0
(straight-line amortization)
TOTAL                                   0         0         0         0


FEES & OFF EXP (PER UNIT)
Tax-Exempt Share                     0.00      0.00      0.00      0.00
Taxable Share                        0.00      0.00      0.00      0.00

REPURCHASE FUND                 8,142,177
Discounted @              10.00%7,401,979         0         0         0
Tax-Exempt Share                        0         0         0         0
Discounted                              0         0         0         0

Taxable Share                   8,142,177         0         0         0
Discounted                      7,401,979         0         0         0

Tax-Exempt per unit                  0.00      0.00      0.00      0.00
Taxable per unit                   157.96      0.00      0.00      0.00

TOTAL ALLOCATION (PER UNIT)
Tax-Exempt Share  @                 53.13      0.00      0.00      0.00
Taxable Share  @                   176.43      0.00      0.00      0.00

                                     2008
                                ----------
CASH BALANCES
Working Capital
Contingency Reserves
  SUBTOTAL WC & CR

Undistributed NCR
  Loan Repayment
  SUBTOTAL UNDISTRIBUTED NCR

TOTAL CASH (net of Loan Payoff)

Short-Term Interest @      4.00%        0
Fund Expenses

DISCOUNTED CASH BALANCES
Discount Rate @            4.00%
NCP (Working Capital & Reserves)        0

                                        0
Tax-Exempt Share of NCP                 0
per unit                             0.00

                                        0
Taxable Share of NCP                    0
per unit                             0.00


NCR (Undistributed NCR)                 0
LESS: Fund Expenses       10.00%        0
NCR (Short-Term Interest)               0
TOTAL NCR                               0
Less: GP 10% Share                      0
Net to Limited Partners                 0


Tax-Exempt Share of NCR                 0
per unit                             0.00

Taxable Share of NCR                    0
per unit                             0.00

LOAN FEES                               0
(straight-line amortization)

OFFERING EXPENSES                       0
(straight-line amortization)
TOTAL                                   0


FEES & OFF EXP (PER UNIT)
Tax-Exempt Share                     0.00
Taxable Share                        0.00

REPURCHASE FUND
Discounted @              10.00%        0
Tax-Exempt Share                        0
Discounted                              0

Taxable Share                           0
Discounted                              0

Tax-Exempt per unit                  0.00
Taxable per unit                     0.00

TOTAL ALLOCATION (PER UNIT)
Tax-Exempt Share  @                  0.00
Taxable Share  @                     0.00

               VALUATION OF THE OFFERING EXPENSES AND LOAN FEES

The valuation methodology of the Partnership Interests includes the capitalization of the Offering Expenses and their amortization over the life of the equity assets and debt assets. As of March 31, 1996, the total unamortized portion of the Offering Expenses was $1,637,925. The total amount of the Offering Expenses is allocated proportionally to the Equity Assets and the Debt Assets and amortized on the basis of depreciating the Equity on a straight-line basis over 10 years and the Debt on a straight-line basis to maturity. For financial reporting purposes, Balcor Equity Partners - I initially deducted the total offering expenses and loan fees as incurred from the proceeds of the Limited Partnership Interest.

The loan fees paid to the General Partner are capitalized and amortized over the life of the loans. They are allocated between Tax-Exempt and Taxable Interests.

A summary of the Offering Expense and Loan Fees Balances are as follows.

                                             General
                 Tax-exempt     Taxable      Partner       Total

Offering Expenses$1,424,264     213,661            0   1,637,925

Loan Fees            22,206       3,331            0      25,537

                              CONCLUSION OF VALUE

Based on the various analyses of the components of the Partnership's Interests presented in this report, our conclusions of value are summarized in the following Schedule C.

                                  SCHEDULE C

                                    BEPI I
                               VALUATION SUMMARY
                               as of: 31-Mar-96

                                                     GENERAL
                            TAX-EXEMPT   TAXABLE     PARTNER     TOTAL
                           ===============================================
CASH:
Working Capital &
   Contingency Reserves      1,762,400      46,809          0   1,809,209
Current Undistributed NCR    5,092,750     574,425    629,686   6,296,861
                           -----------------------------------------------
                             6,855,150     621,234    629,686   8,106,070

EQUITY INVESTMENTS
Net Cash Receipts           15,188,259   1,713,124  1,877,932  18,779,315

LOAN/REO INVESTMENTS
Net Cash Receipts           15,037,728   1,696,145  1,859,319  18,593,192

EXCESS NET CASH
   PROCEEDS (EQUITY)                 0           0          0           0

EXCESS NET CASH
   RECEIPTS (LOANS/REOS)       578,920      65,298     71,580     715,798


RETURN OF CAPITAL
   (PROCEEDS)               62,819,891     113,616          0  62,933,508

REPURCHASE FUND                      0   3,533,382          0   3,533,382

LOAN FEES                       22,206       3,331          0      25,537

OFFERING EXPENSES            1,424,264     213,661          0   1,637,925
                           -----------------------------------------------
TOTAL VALUE OF ASSETS      101,926,419   7,959,792  4,438,517 114,324,727
                           ===============================================

NUMBER OF UNITS                312,369      46,860

VALUE PER UNIT                  326.30      169.86
                           ========================
ADJUSTED CAPITAL PER UNIT       464.01      487.01

     4th Qtr 1995 (actual)      321.84      169.13
     Change in value              1.39%       0.43%